PROSPECTUS SUPPLEMENT                                Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED MAY 30, 1997)                   Registration No. 333-19923

                        11,000,000 PREFERRED SECURITIES

                         HOST MARRIOTT FINANCIAL TRUST

           6-3/4% Convertible Quarterly Income Preferred Securities
                      (Convertible QUIPS/SM/* Securities)
              (liquidation preference $50 per preferred security)
fully and unconditionally guaranteed by, and convertible into common stock of,

                           HOST MARRIOTT CORPORATION
                           -------------------------
        This Prospectus Supplement supplements and amends the Prospectus dated May 30, 1997 (the "Prospectus") relating to (i) the 6-3/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Host Marriott Financial Trust, a statutory business trust formed under the laws of the State of Delaware and (ii) the shares of common stock of Host Marriott Corporation, a Delaware corporation (the "Company"), par value $1 per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

        The table on pages 73, 74, 75 and 76 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended) (the "Selling Holder Table"), is hereby amended so that the following line items read as follows:

Fidelity Advisor Series I:
Fidelity Growth & Income Fund(1)                  1,600                4,300

Fidelity Financial Trust: Fidelity
Convertible Securities Fund(1)                  345,000              927,222

Forest Fulcrum Fd. L.P                           35,000               94,066

Forest Fulcrum Fd. Ltd                           62,000              166,631

LLT Ltd.                                          3,000                8,062

Variable Insurance Products Fund III:
Growth & Income Portfolio                         4,400               11,825


Any other Holder of Convertible
Preferred Securities or Future
Transferee from any such Holder               2,521,840            6,777,697

        Additionally, the following new line items are added to the Selling Holder Table:

Credit Suisse First Boston                       35,000               94,066

Forum Capital Markets, L.P                       40,000              107,504

Merrill Lynch Pierce Fenner and Smith           127,600              342,937

R/2/ Investments, LDC                            21,800               56,439

        The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".


                               ----------------
        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.
                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------
*QUIPS is a servicemark of Goldman, Sachs & Co.

                               ----------------
            The date of this Prospectus Supplement is July 18, 1997